Exhibit 99.1

For more information:
Corixa Investor Relations	Corixa Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
206.754.5716	503.443.7863
denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

U.S. DISTRICT COURT DENIES BIOGEN IDEC’S MOTION FOR SUMMARY JUDGEMENT AND
VACATES PREVIOUS RULING REGARDING CORIXA’S BEXXAR PATENTS

SEATTLE, January 23, 2004 – Corixa (Nasdaq: CRXA) announced today that the United States District Court, Southern District of California, has vacated its October 14, 2003 grant of Biogen Idec’s motion for summary judgment in which BEXXAR® U.S. Patent Nos. 5,595,721; 6,015,542; 6,090,365 and 6,287,537 were held to be unenforceable due to a finding of inequitable conduct before the U.S. Patent and Trademark Office. Based on new evidence, as well as other evidence not previously considered, the Court has now vacated its previous order. Accordingly, the Court also denied Biogen Idec’s motion for summary judgment of inequitable conduct.

“We are extremely pleased with the Court’s decision,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “The Court’s ruling is an important step in our efforts to enforce our patent position and intellectual property rights.”

As a result of the Court’s order, the previous ruling declaring Corixa’s BEXXAR patents unenforceable has been reversed and the pending litigation regarding these patents will continue in the United States District Court, Southern District of California. Due to the Court’s denial of Biogen Idec’s motion for summary judgment, there will be no need for Corixa to file an appeal to the Federal Circuit.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, and other statements about the enforceability of our patents and our ongoing litigation. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, our failure to ultimately prevail in our ongoing litigation with Biogen IDEC, our inability to enforce our patents and the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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